Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS RECORD ANNUAL PULP PRODUCTION

AND ENERGY SALES AND 2011 FOURTH QUARTER AND YEAR END RESULTS

NEW YORK, NY, February 15, 2012 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and for the year ended December 31, 2011. Operating EBITDA in the fourth quarter of 2011 was €17.0 million ($22.9 million), compared to €64.6 million ($87.8 million) in the last quarter of 2010 and €49.2 million ($69.5 million) in the third quarter of 2011. Current quarter results were negatively impacted by weak pulp markets and:

•

a €13.0 million negative impact to Operating EBITDA at our Stendal mill resulting from: (i) 15 days (27,915 ADMTs) of scheduled annual maintenance downtime which was a longer shut than usual due to work on the recovery boiler (we had no maintenance downtime in the fourth quarter of 2010 and only nine days (8,343 ADMTs) in the third quarter of 2011); and (ii) €3.1 million in a one-time charge for municipal infrastructure costs at our Stendal mill in connection with a settlement with the local municipality for projects completed in prior periods; and

•	€1.5 million in lost energy revenue at our Celgar mill due to turbine maintenance and a one-time charge relating to an electricity rate dispute with the mill’s utility provider.

For 2011, Operating EBITDA was €167.1 million ($232.6 million), compared to €224.0 million ($297.3 million) in 2010. Operating EBITDA is defined on page 5 of this press release and reconciled to net income (loss) on page 8 of the financial tables in this press release.

For the fourth quarter of 2011, we had a net loss of €1.8 million ($2.4 million), or €0.03 ($0.04) per basic share, compared to net income of €35.3 million ($48.0 million), or €0.84 ($1.14) per basic share, in the last quarter of 2010 and €8.4 million ($11.9 million), or €0.15 ($0.21) per basic share, for the third quarter of 2011. For 2011, we reported net income of €50.1 million ($69.7 million), or €1.00 ($1.39) per basic share, compared to net income of €86.3 million ($114.5 million), or €2.24 ($2.97) per basic share, in 2010.

Summary Financial Highlights

	September 30,	September 30,	September 30,	September 30,	September 30,
	Q4	Q3	Q4	Year	Year
	2011	2011	2010	2011	2010
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€213.2	€190.4	€232.2	€831.4	€856.3
Energy revenues	16.0	14.4	13.4	58.0	44.2
Operating income	3.0	35.3	50.4	111.1	167.7
Operating EBITDA	17.0	49.2	64.6	167.1	224.0
Unrealized gain (loss) on derivative instruments	(0.8)	(10.5)	12.4	(1.4)	1.9
Foreign exchange gain (loss) on debt	(0.1)	(0.2)	(1.5)	1.2	(6.1)
Income tax benefit (provision)	8.3	(3.1)	0.2	0.7	5.9
Net income (loss) attributable to common shareholders	(1.8)	8.4	35.3	50.1	86.3
Net income (loss) per share attributable to common shareholders
Basic	€(0.03)	€0.15	€0.84	€1.00	€2.24
Diluted	€(0.03)	€0.15	€0.63	€0.89	€1.56
Common shares outstanding at period end (000s)	55,779	55,779	43,000	55,779	43,000

Summary Operating Highlights

	September 30,	September 30,	September 30,	September 30,	September 30,
	Q4	Q3	Q4	Year	Year
	2011	2011	2010	2011	2010
Pulp Production (‘000 ADMTs)	364.9	362.3	356.2	1,453.7	1,426.3
Scheduled Production Downtime (‘000 ADMTs)	27.9	8.3	—	52.4	43.5
Pulp Sales (‘000 ADMTs)	400.0	321.3	386.0	1,427.9	1,428.6
Average NBSK pulp list price in Europe ($/ADMT)	868	980	957	956	938
Average NBSK pulp list price in Europe (€/ADMT)	644	694	704	687	707
Average pulp sales realizations (€/ADMT)(1)	527	584	593	574	591
Energy Production (‘000 MWh)	409.5	402.5	393.0	1,640.4	1,444.1
Energy Sales (‘000 MWh)	169.0	149.3	149.7	652.1	520.0
Average Spot Currency Exchange Rates:
€ / $(2)	0.7425	0.7084	0.7361	0.7186	0.7541
C$ / $(2)	1.0227	0.9803	1.0129	0.9887	1.0298
C$ / €(3)	1.3788	1.3835	1.3766	1.3761	1.3671

(1)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “Overall, we are generally pleased with our strong yearly performance. During 2011, we reduced our indebtedness by €94.5 million through principal repayments, note buybacks and the conversion of notes. Additionally, our cash and holdings of short term German government bonds increased by approximately €18.3 million. Generally, our mills performed well in 2011 as our German mills achieved record annual pulp production and all of our mills set energy sales records. However, difficult market conditions in the second half of the year, a one-time charge and mill downtime negatively impacted our fourth quarter results.”

Mr. Lee continued: “Overall, pulp prices in the fourth quarter of 2011 declined, primarily as a result of economic uncertainty in Europe and credit tightening in China, which were only partially offset by a stronger U.S. dollar over the period. At the end of 2011, list prices in Europe were approximately $825 per ADMT and in North America and China were approximately $890 and $670 per ADMT, respectively.”

Mr. Lee added: “We are pleased to report that in 2011, our revenues from energy sales increased by 31% to €58.0 million ($80.7 million) in 2011 from €44.2 million ($58.7 million) in 2010. Our recently announced expansion project at our Stendal mill highlights our continuing focus on increasing production and sales of green energy at all of our mills. Since there are minimal incremental costs associated with our energy production, we believe that our generation and sale of surplus renewable energy will continue to provide us with a stable income source unrelated to cyclical movements in pulp pricing.”

Mr. Lee continued: “We also intend to improve our energy profitability at our Celgar mill by rectifying what we believe is unfair and discriminatory treatment of the mill by the British Columbia regulatory authorities. In late January 2012, we served a notice of intent to submit a claim to arbitration on the Government of Canada for breaches of its obligations under the North American Free Trade Agreement. We believe that the unfair and discriminatory treatment against our Celgar mill has resulted in it losing approximately C$19 million of incremental energy sales per annum.”

Mr. Lee concluded: “Although pulp markets are still soft, we believe that the market is currently at the bottom of the cycle, and we are already seeing NBSK prices beginning to firm up. Looking ahead, we expect modest price recovery in the near- to mid-term. Further, we have no maintenance downtime scheduled for any of our mills for the first quarter of 2012. Overall, we believe that with the continued strong performance of our mills, along with our increased renewable energy revenues, we are well positioned for a positive 2012.”

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

Total revenues for the three months ended December 31, 2011 decreased slightly to €229.2 million ($308.9 million) from €245.6 million ($333.8 million) in the same period in 2010, due to lower pulp revenues, partially offset by higher energy revenues. Pulp revenues for the three months ended December 31, 2011 decreased by approximately 8% to €213.2 million from €232.2 million in the comparative period of 2010, primarily due to lower pulp prices. Revenues from the sale of excess energy increased by approximately 19% in the fourth quarter to €16.0 million from €13.4 million in the same quarter last year, as a result of increased energy sales at all our mills.

Pulp production increased to 364,876 ADMTs in the current quarter, from 356,244 ADMTs in the same quarter of 2010, primarily due to increased production levels at all of our mills.

Pulp sales volume increased to 400,005 ADMTs in the fourth quarter from 385,989 ADMTs in the comparative period of 2010, primarily as a result of stronger demand in China. Average pulp sales realizations decreased to €527 per ADMT in the fourth quarter of 2011, compared to €593 per ADMT in the same period last year, due to lower pulp prices.

Costs and expenses in the fourth quarter of 2011 increased to €226.3 million from €195.2 million in the comparative period of 2010, primarily due to a government grant recorded in 2010 that covered accrued wastewater fees at our Rosenthal mill and no scheduled maintenance costs in 2010. Our costs and expenses in the current quarter included approximately €7.6 million for regularly scheduled maintenance costs. Several competing producers and members of the peer group that we benchmark our performance against now report their financial results in accordance with International Financial Reporting Standards which permit a significant portion of such maintenance costs to be capitalized instead of expensed. Such costs are not charged to EBITDA by the peer group companies but instead are expensed as depreciation.

On average, our overall fiber costs in the current quarter increased by approximately 3% from the same period in 2010, primarily due to higher fiber costs at our Celgar mill resulting from increased competition for fiber, partially offset by lower fiber costs at our German mills caused by weakened demand from the European board industry.

Selling, general and administrative expenses increased to €11.4 million from €8.6 million in the fourth quarter of 2010.

For the fourth quarter of 2011, operating income decreased to €3.0 million from €50.4 million in the comparative quarter of 2010, primarily due to lower pulp prices and 15 days (27,915 ADMTs) of scheduled annual maintenance downtime at our Stendal mill.

Interest expense in the fourth quarter of 2011 decreased to €14.1 million from €16.5 million in the comparative quarter of 2010, primarily due to the conversion of our convertible notes in 2011 and reduced levels of debt associated with our Stendal mill.

Our Stendal mill recorded an unrealized loss of €0.8 million on our interest rate derivative in the current quarter, compared to an unrealized gain of €12.4 million in the same quarter of last year. We recorded a foreign exchange loss on our debt of €0.1 million in the fourth quarter of 2011 compared to a loss of €1.5 million in the same period last year.

During the current quarter, we recorded an €8.3 million net income tax recovery, compared to a net income tax recovery of €0.2 million in the same period last year, primarily due to the recognition of deferred tax assets in the current quarter.

In the fourth quarter of 2011, the noncontrolling shareholder’s interest in the Stendal mill’s loss was €1.2 million, compared to its share of the Stendal mill’s income of €3.5 million in the same quarter last year.

In the fourth quarter of 2011, Operating EBITDA decreased to €17.0 million from €64.6 million in the fourth quarter of 2010. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA, see page 8 of the financial tables included in this press release.

We reported a net loss attributable to common shareholders of €1.8 million, or €0.03 per basic and diluted share, for the fourth quarter of 2011, which included an aggregate non-cash unrealized loss of €0.8 million on the Stendal interest rate derivative. In the fourth quarter of 2010, we reported net income attributable to common shareholders of €35.3 million, or €0.84 per basic and €0.63 per diluted share, which included aggregate net non-cash unrealized gains of €9.3 million, comprised of a non-cash gain of €12.4 million on the Stendal interest rate derivative, a non-cash foreign exchange loss of €1.5 million on our long-term debt and a non-cash loss in connection with the repurchase of our 9.25% senior notes due 2013 (the “2013 Notes”).

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Total revenues for the year ended December 31, 2011 marginally decreased to €889.4 million ($1,238.0 million) from €900.5 million ($1,195.2 million) in the same period in 2010, primarily as a result of slightly lower pulp revenues, being mostly offset by higher energy revenues. Pulp revenues for the year ended December 31, 2011 decreased slightly to €831.4 million from a record €856.3 million in the year ended December 31, 2010, primarily due to a weaker U.S. dollar relative to the Euro. In 2011, revenues from the sale of excess energy increased by approximately 31% to €58.0 million from €44.2 million in 2010, due to record annual energy sales at all of our mills.

Pulp production increased to 1,453,677 ADMTs in 2011, from 1,426,286 ADMTs in 2010, primarily as a result of record annual pulp production at our German mills. We took a total of 35 and 31 days scheduled maintenance downtime at our mills in 2011 and 2010, respectively, and expect to take approximately 42 days in 2012.

Pulp sales volume marginally decreased to 1,427,924 ADMTs in 2011 compared to 1,428,638 ADMTs in 2010. Average pulp sales realizations slightly decreased to €574 per ADMT in 2011 from €591 per ADMT in 2010, primarily due to a weaker U.S. dollar relative to the Euro.

Costs and expenses in 2011 increased to €778.2 million from €732.8 million in 2010, primarily due to higher fiber costs.

Our overall fiber costs in 2011 increased by approximately 7% from the same period in 2010, primarily due to higher fiber costs at our Celgar mill caused by increased competition for fiber in the second half of 2011. Fiber prices at our German mills also increased slightly, primarily as a result of low harvesting activity and high demand from the board industry in Germany during the first half of 2011. We currently expect our fiber costs to decline slightly at all of our mills in the short- to mid-term.

During the year ended December 31, 2011, we recorded €0.7 million of net income tax recoveries, compared to net income tax recoveries of €5.9 million in 2010, primarily due to the timing of recognizing deferred tax assets.

For 2011, we recorded operating income of €111.1 million, compared to operating income of €167.7 million in 2010, primarily due to a weaker U.S. dollar relative to the Euro and higher fiber costs, partially offset by higher revenues from the sale of excess energy.

Interest expense in 2011 decreased to €59.0 million from €67.6 million in 2010, primarily due to the conversion of our convertible notes in 2011 and reduced levels of debt associated with our Stendal mill.

Our Stendal mill recorded an unrealized loss of €1.4 million on its interest rate derivative at the end of 2011, compared to an unrealized gain of €1.9 million last year. We recorded a foreign exchange gain on our long-term debt of €1.2 million in 2011, compared to a loss of €6.1 million in 2010.

In 2011, the noncontrolling shareholder’s interest in the Stendal mill’s income was €3.9 million, compared to €8.5 million last year.

In 2011, Operating EBITDA decreased to €167.1 million from €224.0 million in 2010. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income to Operating EBITDA, see page 8 of the financial tables included in this press release.

We recorded a loss on the extinguishment of debt of €0.1 million in 2011, primarily in connection with the repurchase and extinguishment of some of our 9.5% senior notes due 2017. In 2010, we recorded a loss of €7.5 million, primarily in connection with the redemption of all of our remaining 2013 Notes.

We reported net income attributable to common shareholders of €50.1 million, or €1.00 per basic and €0.89 per diluted share, for 2011, which included a net non-cash unrealized loss of €1.4 million on the Stendal interest rate derivative. In 2010, we reported net income attributable to common shareholders of €86.3 million, or €2.24 per basic and €1.56 per diluted share, which included aggregate net non-cash unrealized losses of €0.5 million, comprised of a non-cash gain of €1.9 million on the Stendal interest rate derivative, a non-cash foreign exchange loss of €6.1 million on our long-term debt, a non-cash loss on the extinguishment of our 2013 Senior Notes and a non-cash income tax benefit.

Liquidity and Capital Resources

The following table is a summary of selected financial information for the periods indicated:

	September 30,	September 30,
	Years Ended December 31,
	2011	2010
	(in thousands)
Financial Position
Cash and cash equivalents	€105,072	€99,022
Marketable securities(1)	12,372	275
Working capital	247,159	231,683
Property, plant and equipment	820,974	846,767
Total assets	1,217,250	1,216,075
Long-term liabilities	807,641	877,315
Total equity	283,542	213,563

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

As at December 31, 2011, we had approximately €26.3 million and C$38.3 million available under our Rosenthal and Celgar facilities, respectively. As at December 31, 2011, approximately €477.5 million was outstanding under our Stendal mill’s loan facility.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group for the periods indicated.

	September 30,	September 30,
	Years Ended December 31,
	2011	2010
	(in thousands)
Restricted Group Financial Position
Cash and cash equivalents	€44,829	€50,654
Marketable securities(1)	12,372	275
Working capital	149,973	150,667
Property, plant and equipment	353,925	362,274
Total assets	658,844	662,944
Long-term liabilities	262,770	312,631
Total equity	344,415	289,141

(1) Principally comprised of German federal government bonds with a maturity of less than one year.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, February 16, 2012 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through March 15, 2012, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm?Key=1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until February 16, 2012 at 11:59 PM (Eastern Standard Time) through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/newsreleases.asp.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: as a result of the inherent uncertainty of litigation, we cannot predict whether or to what extent our NAFTA claim will be successful, delays in the process of our NAFTA claim, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of Euros)

	September 30,	September 30,
	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	€105,072	€99,022
Marketable securities	12,216	—
Receivables	120,487	121,709
Inventories	120,539	102,219
Prepaid expenses and other	8,162	11,360
Deferred income tax	6,750	22,570

Total current assets	373,226	356,880

Long-term assets
Property, plant and equipment	820,974	846,767
Deferred note issuance and other	10,763	11,082
Deferred income tax	12,287	—
Note receivable	—	1,346

	844,024	859,195

Total assets	€1,217,250	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and other	€99,640	€84,873
Pension and other post-retirement benefit obligations	756	728
Debt	25,671	39,596

Total current liabilities	126,067	125,197

Long-term liabilities
Debt	708,415	782,328
Unrealized interest rate derivative losses	52,391	50,973
Pension and other post-retirement benefit obligations	31,197	24,236
Capital leases and other	13,053	12,010
Deferred income tax	2,585	7,768

	807,641	877,315

Total liabilities	€933,708	€1,002,512

EQUITY
Shareholders’ equity
Share capital	247,642	219,211
Paid-in capital	(4,857)	(3,899)
Retained earnings (deficit)	37,985	(10,956)
Accumulated other comprehensive income	21,346	31,712

Total shareholders’ equity	302,116	236,068

Noncontrolling deficit	(18,574)	(22,505)

Total equity	283,542	213,563

Total liabilities and equity	€1,217,250	€1,216,075

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Euros, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues
Pulp	€213,238	€232,200	€831,396	€856,311
Energy	16,002	13,442	57,972	44,225

	229,240	245,642	889,368	900,536

Costs and expenses
Operating costs	200,943	172,552	683,718	643,529
Operating depreciation and amortization	13,983	14,115	55,760	55,932

	14,314	58,975	149,890	201,075
Selling, general and administrative expenses	11,357	8,555	38,771	33,332

Operating income	2,957	50,420	111,119	167,743

Other income (expense)
Interest expense	(14,089)	(16,480)	(58,995)	(67,621)
Investment income	768	164	1,501	468
Foreign exchange gain (loss) on debt	(97)	(1,451)	1,175	(6,126)
Loss on extinguishment of debt	(2)	(6,565)	(71)	(7,494)
Gain (loss) on derivative instruments	(838)	12,422	(1,418)	1,899

Total other income (expense)	(14,258)	(11,910)	(57,808)	(78,874)

Income (loss) before income taxes	(11,301)	38,510	53,311	88,869
Income tax benefit (provision) – current	2,172	(131)	(1,682)	(3,881)
– deferred	6,084	378	2,377	9,760

Net income (loss)	(3,045)	38,757	54,006	94,748
Less: net loss (income) attributable to noncontrolling interest	1,244	(3,468)	(3,931)	(8,469)

Net income (loss) attributable to common shareholders	€(1,801)	€35,289	€50,075	€86,279

Net income (loss) per share attributable to common shareholders
Basic	€(0.03)	€0.84	€1.00	€2.24

Diluted	€(0.03)	€0.63	€0.89	€1.56

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Euros)

	September 30,	September 30,	September 30,
	For the Years Ended December 31,
	2011	2010	2009
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€50,075	€86,279	€(62,189)
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Loss (gain) on derivative instruments	1,418	(1,899)	5,760
Foreign exchange loss (gain) on debt	(1,175)	6,126	(2,692)
Loss (gain) on extinguishment of debt	71	7,494	(4,447)
Depreciation and amortization	56,005	56,231	54,170
Accretion expense	597	2,492	181
Noncontrolling interest	3,931	8,469	(9,936)
Deferred income taxes	(2,377)	(9,760)	(6,003)
Stock compensation expense	3,310	2,394	455
Pension and other post-retirement expense, net of funding	(269)	418	282
Other	1,308	5,190	2,482
Changes in current assets and liabilities
Receivables	(1,604)	(40,038)	31,907
Inventories	(17,713)	(24,462)	32,158
Accounts payable and accrued expenses	14,252	(3,089)	(2,950)
Other	3,226	(4,566)	(1,859)

Net cash from operating activities	111,055	91,279	37,319

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(37,809)	(38,300)	(28,828)
Proceeds on sale of property, plant and equipment	813	1,138	436
Cash, restricted	—	—	13,000
Note receivable	2,865	1,113	152
Purchase of marketable securities	(12,187)	—	—

Net cash used in investing activities	(46,318)	(36,049)	(15,240)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(49,193)	(234,582)	(26,499)
Repayment of capital lease obligations	(2,942)	(2,920)	(3,178)
Proceeds from borrowings of notes payable and debt	—	222,177	13,511
Repayment of credit facilities, net	(14,652)	(2,660)	(4,272)
Proceeds from government grants	14,199	17,952	9,058
Payment of note issuance costs	—	(6,095)	(1,969)
Purchase of treasury shares	(7,476)	—	—

Net cash used in financing activities	(60,064)	(6,128)	(13,349)
Effect of exchange rate changes on cash and cash equivalents	1,377	(1,371)	109

Net increase in cash and cash equivalents	6,050	47,731	8,839
Cash and cash equivalents, beginning of year	99,022	51,291	42,452

Cash and cash equivalents, end of year	€105,072	€99,022	€51,291

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(In thousands of Euros)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and years ended December 31, 2011 and 2010, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	September 30,	September 30,	September 30,	September 30,
	December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€44,829	€60,243	€—	€105,072
Marketable securities	12,216	—	—	12,216
Receivables	62,697	57,790	—	120,487
Inventories	71,692	48,847	—	120,539
Prepaid expenses and other	5,019	3,143	—	8,162
Deferred income tax	5,179	1,571	—	6,750

Total current assets	201,632	171,594	—	373,226

Long-term assets
Property, plant and equipment	353,925	467,049	—	820,974
Deferred note issuance and other	5,971	4,792	—	10,763
Deferred income tax	8,492	3,795	—	12,287
Due from unrestricted group	88,824	—	(88,824)	—

Total assets	€658,844	€647,230	€(88,824)	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€49,815	€49,825	€—	€99,640
Pension and other post-retirement benefit obligations	756	—	—	756
Debt	1,088	24,583	—	25,671

Total current liabilities	51,659	74,408	—	126,067

Long-term liabilities
Debt	222,384	486,031	—	708,415
Due to restricted group	—	88,824	(88,824)	—
Unrealized interest rate derivative losses	—	52,391	—	52,391
Pension and other post-retirement benefit obligations	31,197	—	—	31,197
Capital leases and other	6,604	6,449	—	13,053
Deferred income tax	2,585	—	—	2,585

Total liabilities	314,429	708,103	(88,824)	933,708

EQUITY
Total shareholders’ equity (deficit)	344,415	(42,299)	—	302,116
Noncontrolling interest (deficit)	—	(18,574)	—	(18,574)

Total liabilities and equity	€658,844	€647,230	€(88,824)	€1,217,250

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(In thousands of Euros)

	September 30,	September 30,	September 30,	September 30,
	December 31, 2010
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€50,654	€48,368	€—	€99,022
Receivables	70,865	50,844	—	121,709
Inventories	60,910	41,309	—	102,219
Prepaid expenses and other	6,840	4,520	—	11,360
Deferred income tax	22,570	—	—	22,570

Total current assets	211,839	145,041	—	356,880

Long-term assets
Property, plant and equipment	362,274	484,493	—	846,767
Deferred note issuance and other	6,903	4,179	—	11,082
Due from unrestricted group	80,582	—	(80,582)	—
Note receivable	1,346	—	—	1,346

Total assets	€662,944	€633,713	€(80,582)	€1,216,075

LIABILITIES
Current liabilities
Accounts payable and other	€44,015	€40,858	€—	€84,873
Pension and other post-retirement benefit obligations	728	—	—	728
Debt	16,429	23,167	—	39,596

Total current liabilities	61,172	64,025	—	125,197

Long-term liabilities
Debt	273,473	508,855	—	782,328
Due to restricted group	—	80,582	(80,582)	—
Unrealized interest rate derivative losses	—	50,973	—	50,973
Pension and other post-retirement benefit obligations	24,236	—	—	24,236
Capital leases and other	7,154	4,856	—	12,010
Deferred income tax	7,768	—	—	7,768

Total liabilities	373,803	709,291	(80,582)	1,002,512

EQUITY
Total shareholders’ equity (deficit)	289,141	(53,073)	—	236,068
Noncontrolling interest (deficit)	—	(22,505)	—	(22,505)

Total liabilities and equity	€662,944	€633,713	€(80,582)	€1,216,075

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(In thousands of Euros)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€121,894	€91,344	€—	€213,238
Energy	7,805	8,197	—	16,002

	129,699	99,541	—	229,240

Operating costs	110,393	90,550	—	200,943
Operating depreciation and amortization	7,462	6,521	—	13,983
Selling, general and administrative expenses	6,554	4,803	—	11,357

	124,409	101,874	—	226,283

Operating income (loss)	5,290	(2,333)	—	2,957

Other income (expense)
Interest expense	(5,684)	(9,670)	1,265	(14,089)
Investment income (loss)	1,344	689	(1,265)	768
Foreign exchange loss on debt	(97)	—	—	(97)
Loss on extinguishment of debt	(2)	—	—	(2)
Loss on derivative instruments	—	(838)	—	(838)

Total other income (expense)	(4,439)	(9,819)	—	(14,258)

Income (loss) before income taxes	851	(12,152)	—	(11,301)
Income tax benefit	1,327	6,929	—	8,256

Net income (loss)	2,178	(5,223)	—	(3,045)
Less: net loss attributable to noncontrolling interest	—	1,244	—	1,244

Net income (loss) attributable to common shareholders	€2,178	€(3,979)	€—	€(1,801)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31, 2010
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€135,245	€96,955	€—	€232,200
Energy	6,395	7,047	—	13,442

	141,640	104,002	—	245,642

Operating costs	92,209	80,343	—	172,552
Operating depreciation and amortization	7,616	6,499	—	14,115
Selling, general and administrative expenses	5,439	3,116	—	8,555

	105,264	89,958	—	195,222

Operating income	36,376	14,044	—	50,420

Other income (expense)
Interest expense	(7,425)	(10,259)	1,204	(16,480)
Investment income (loss)	1,333	35	(1,204)	164
Foreign exchange loss on debt	(1,451)	—	—	(1,451)
Loss on extinguishment of debt	(6,565)	—	—	(6,565)
Gain on derivative instruments	—	12,422	—	12,422

Total other income (expense)	(14,108)	2,198	—	(11,910)

Income before income taxes	22,268	16,242	—	38,510
Income tax benefit (provision)	297	(50)	—	247

Net income	22,565	16,192	—	38,757
Less: net income attributable to noncontrolling interest	—	(3,468)	—	(3,468)

Net income attributable to common shareholders	€22,565	€12,724	€—	€35,289

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(In thousands of Euros)

	September 30,	September 30,	September 30,	September 30,
	Year Ended December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€473,992	€357,404	€—	€831,396
Energy	25,473	32,499	—	57,972

	499,465	389,903	—	889,368

Operating costs	382,555	301,163	—	683,718
Operating depreciation and amortization	29,841	25,919	—	55,760
Selling, general and administrative expenses	24,126	14,645	—	38,771

	436,522	341,727	—	778,249

Operating income	62,943	48,176	—	111,119

Other income (expense)
Interest expense	(24,886)	(39,074)	4,965	(58,995)
Investment income (loss)	5,262	1,204	(4,965)	1,501
Foreign exchange gain on debt	1,175	—	—	1,175
Loss on extinguishment of debt	(71)	—	—	(71)
Loss on derivative instruments	—	(1,418)	—	(1,418)

Total other income (expense)	(18,520)	(39,288)	—	(57,808)

Income before income taxes	44,423	8,888	—	53,311
Income tax benefit (provision)	(4,614)	5,309	—	695

Net income	39,809	14,197	—	54,006
Less: net income attributable to noncontrolling interest	—	(3,931)	—	(3,931)

Net income attributable to common shareholders	€39,809	€10,266	€—	€50,075

	September 30,	September 30,	September 30,	September 30,
	Year Ended December 31, 2010
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€490,020	€366,291	€—	€856,311
Energy	15,145	29,080	—	44,225

	505,165	395,371	—	900,536

Operating costs	361,272	282,257	—	643,529
Operating depreciation and amortization	29,971	25,961	—	55,932
Selling, general and administrative expenses	20,231	13,101	—	33,332

	411,474	321,319	—	732,793

Operating income	93,691	74,052	—	167,743

Other income (expense)
Interest expense	(31,498)	(40,852)	4,729	(67,621)
Investment income (loss)	5,103	94	(4,729)	468
Foreign exchange loss on debt	(6,126)	—	—	(6,126)
Loss on extinguishment of debt	(7,494)	—	—	(7,494)
Gain on derivative instruments	—	1,899	—	1,899

Total other income (expense)	(40,015)	(38,859)	—	(78,874)

Income before income taxes	53,676	35,193	—	88,869
Income tax benefit (provision)	8,651	(2,772)	—	5,879

Net income	62,327	32,421	—	94,748
Less: net income attributable to noncontrolling interest	—	(8,469)	—	(8,469)

Net income attributable to common shareholders	€62,327	€23,952	€—	€86,279

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to common shareholders	€(1,801)	€35,289	€50,075	€86,279
Net income (loss) attributable to noncontrolling interest	(1,244)	3,468	3,931	8,469
Income taxes benefits	(8,256)	(247)	(695)	(5,879)
Interest expense	14,089	16,480	58,995	67,621
Investment income	(768)	(164)	(1,501)	(468)
Foreign exchange (gain) loss on debt	97	1,451	(1,175)	6,126
Loss on extinguishment of debt	2	6,565	71	7,494
Loss (gain) on derivative financial instruments	838	(12,422)	1,418	(1,899)

Operating income	2,957	50,420	111,119	167,743
Add: Depreciation and amortization	14,045	14,179	56,005	56,231

Operating EBITDA(1)	€17,002	€64,599	€167,124	€223,974

(1)

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Restricted Group
Net income attributable to common shareholders(1)	€2,178	€22,565	€39,809	€62,327
Income taxes (benefits)	(1,327)	(297)	4,614	(8,651)
Interest expense	5,684	7,425	24,886	31,498
Investment income	(1,344)	(1,333)	(5,262)	(5,103)
Foreign exchange (gain) loss on debt	97	1,451	(1,175)	6,126
Loss on extinguishment of debt	2	6,565	71	7,494

Operating income	5,290	36,376	62,943	93,691
Add: Depreciation and amortization	7,524	7,680	30,086	30,270

Operating EBITDA(2)	€12,814	€44,056	€93,029	€123,961

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

(2)

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss) attributable to common shareholders, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) attributable to common shareholders or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

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